SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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CROWN CRAFTS, INC.

(Name of Registrant as Specified in its Charter)

WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.
WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I
WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.
WYNNEFIELD CAPITAL MANAGEMENT, LLC
WYNNEFIELD CAPITAL, INC.
CHANNEL PARTNERSHIP II, L.P.
NELSON OBUS
JOSHUA H. LANDES

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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PRESS RELEASE
FOR IMMEDIATE RELEASE

CONTACT:
Eric Berman
Joseph Kuo
of Kekst and Company
212-521-4800

THIRD PROXY ADVISORY FIRM RECOMMENDS SHAREHOLDERS VOTE WYNNEFIELD “GOLD” PROXY CARD

-- Egan-Jones Joins ISS and PROXY Governance in Backing Wynnefield --

NEW YORK, NY, August 7, 2007 - The Wynnefield Group, the largest stockholder in Crown Crafts Inc. (NASDAQ: CRWS), announced today that Egan-Jones, a third leading independent proxy voting advisory firm, has recommended that Crown Crafts stockholders vote Wynnefield’s GOLD proxy card. Last week, both Institutional Shareholder Services (ISS) and PROXY Governance recommended that stockholders vote Wynnefield’s GOLD card. Egan-Jones recommended that stockholders support both of Wynnefield’s director-nominees, Frederick Wasserman and Nelson Obus.

In its report, Egan-Jones concluded:

“We believe that the nominees of the Wynnefield Group, namely Nelson Obus and Frederick G. Wasserman, to serve as Class I Directors of the Company (to replace director nominees William T. Deyo and Steven E. Fox) appear qualified, and that their inclusion on the Board would make healthy changes. We recommend the clients vote for them using the GOLD PROXY CARD provided by the dissidents….” (emphasis added).

In reaching that conclusion, Egan-Jones stated that it had considered the following factors:

•
“The Company’s sales have continued to shrink over the past two fiscal years. Net sales - which fell by some 13.4% from FY 2005 to FY 2006 - continue their seven-year decline in 2007. Operating income remains essentially flat over the past four years, ranging from $7.4 million in FY 2004 to $7.9 million in 2007, and is trending downwards over the last six months of FY 2007 compared to the year-before period. While the Company’s two principal publicly traded competitors trade at multiples between 7.9 and 21.8 times earnings, according to Bloomberg, the Company’s stock trades at a multiple of only 4.1 times earnings.

•
“In a highly competitive industry, Crown Crafts’ small size puts it at a significant disadvantage in winning customer shelf space and market penetration. The Company is reliant on its top three customers for approximately 78% of its gross sales, and it remains dependent on the sale of licensed products for 39% of its gross sales, which risks substantial loss of revenue in the event it is unable to renew or win new licenses.

•
“The Company’s share price declined approximately 33% from its February 2007 high over the past few months before rebounding somewhat after the announcement of the intent to nominate the dissident’s nominees to the Board. While the Company completed a financial restructuring in 2006, that does not replace the need for improved operating performance and additional measures. In fact, the Company appears to have only announced the $6 million share repurchase program that Wynnefield had long championed following the announcement that Wynnefield would conduct a proxy campaign to help effectuate such measures.

more…

Third Proxy Advisory Firm Recommends Shareholders Vote Wynnefield “Gold” Proxy Card - cont’d	2

•
“The dissidents have observed that the current Board has failed to develop or implement a plan to systematically grow the Company’s business - neither developing significant new products, improving market penetration of existing products, nor making inroads with major new customers. As the Company's largest shareholder, it is reasonable that Wynnefield should be part of the development of a strategic plan for the Company. Wynnefield has recommended that the Company engage a recognized financial advisor to help identify and analyze appropriate strategy options.

•	“The Company has a staggered board structure, which may serve to entrench existing directors and management, rather than benefiting stockholders” (emphasis added).

The Wynnefield Group urges all Crown Crafts stockholders to follow the recommendations of Egan-Jones and vote the GOLD proxy card.

IF STOCKHOLDERS HAVE ALREADY VOTED THE WHITE PROXY CARD AND WISH TO CHANGE THEIR VOTE, THEY HAVE EVERY LEGAL RIGHT TO DO SO. ONLY THE LATEST VOTE FROM A STOCKHOLDER WILL COUNT.

Any stockholders with questions or requiring assistance in voting their GOLD proxy card should please call MacKenzie Partners at (800) 322-2885.

The Annual Meeting of Crown Crafts Stockholders will be held on August 14, 2007 at 10:00 a.m. Central Daylight Time at the Company’s executive offices, located at 916 South Burnside Avenue, Third Floor, Gonzales, Louisiana 70737.

Permission to use quotations from the Egan-Jones report in this press release was neither sought nor obtained.

ADDITIONAL INFORMATION:

Shareholders are advised to read the Wynnefield Group's definitive proxy statement, which contains important information. Shareholders may obtain a free copy of the proxy statement and other documents filed by the Wynnefield Group with the SEC at the SEC’s Internet website at www.sec.gov. The proxy statement, a proxy card, and other documents may also be obtained free of charge from the Wynnefield Group's proxy solicitor or from the Wynnefield Group by request to:

Lawrence E. Dennedy Daniel M. Sullivan MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 Phone: (800) 322-2885	or	Nelson Obus The Wynnefield Group 450 Seventh Avenue, Suite 509 Phone: (212) 760-0134

Third Proxy Advisory Firm Recommends Shareholders Vote Wynnefield “Gold” Proxy Card - cont’d	3

If you have lost your proxy card from the Wynnefield Group, or did not receive one, you may obtain another proxy statement and card by contacting MacKenzie Partners, Inc. or The Wynnefield Group at the phone numbers listed above.

ABOUT THE WYNNEFIELD GROUP:

The Wynnefield Group is Crown Crafts’ largest shareholder, holding 14.6% of the company’s outstanding common stock.  Wynnefield is a long-term investor in Crown Crafts, having first invested in the company more than eight years ago. The Wynnefield Group includes several affiliates of Wynnefield Capital, Inc. (WCI), a value investor specializing in U.S. small cap situations that have company- or industry-specific catalysts.  WCI was established in 1992. Its founding partners, Nelson Obus and Joshua Landes, held senior research and institutional equity positions at Lazard Freres & Co. during the 1980s, and the initial Wynnefield investors included many of their colleagues at Lazard. The fund has grown to approximately $450 million under management. Nelson Obus currently serves on the board of directors of Layne Christensen Company (NASDAQ: LAYN), serving on its audit committee and compensation committee.

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